UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 30, 2005

CINCINNATI BELL INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8519	31-1056105
(Commission File Number)
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 397-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.

Item 1.01 Entry into a Material Definitive Agreement and

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Cincinnati Bell Inc. (the “Company”) today announced that it has hired Rodney D. Dir as its Chief Operating Officer, effective July 11, 2005. Mr. Dir was formerly employed by T-Mobile USA/Powertel, Atlanta, Georgia, from 1996 to the present time and holding the following positions: Vice President — National Retail Sales and Operations, T-Mobile USA (2001 to present); and Executive Vice President and General Manager, Powertel (a publicly-traded wireless carrier), 1996-1999. From 1984 to 1996, Mr. Dir held various positions with GTE, Stanford, Connecticut. He began his business career at Kiesling and Associates, CPA, Des Moines, Iowa. Mr. Dir is 46 years old.

     The Company entered into an Employment Agreement with Mr. Dir which provides for the employment and retention of Mr. Dir for a one-year term commencing July 11, 2005 subject to automatic one year extensions. The Employment Agreement provides for a minimum base salary of not less than $300,000 per year and a minimum annual bonus target of not less than $255,000; a grant of options to purchase 200,000 common shares on his first day of employment; and a target award grant of performance restricted stock of 60,000 common shares on his first day of employment which are subject to forfeiture if certain “free cash flow” results are not met during the 2005-2008 measurement period. For 2005, Mr. Dir’s target bonus award payment of $255,000 is guaranteed without pro-ration. In addition, if gross wireless phone activations are double the budget targets for the months that Mr. Dir is employed in 2005, Mr. Dir can earn an additional bonus equal to two times the target annual bonus prorated for the number of months that Mr. Dir is employed during 2005. The stock options granted have the following characteristics: non-incentive; exercise price of share fair market value on the grant date; exercisable 28% after one year and 3% per month for the next 24 months thereafter; 10 year term except that any unexercised options are cancelled upon termination of employment unless such termination of employment is due to retirement, disability, death or change in control of the Company.

     The Employment Agreement provides that, in the event that the Company terminates Mr. Dir’s employment other than for cause or disability or terminates his employment within one year of a change in control of the Company, Mr. Dir will receive a lump-sum payment equal to one times the sum of his base salary rate and bonus target, plus certain continued medical, dental, vision and life insurance coverages. Also, Mr. Dir shall be entitled to receive an amount equal to the sum of (i) any forfeitable benefits under any qualified or nonqualified pension, profit sharing, 401(k) or deferred compensation plan of the Company which would have vested prior to the end of the current term (the one-year period beginning at the time of termination) if Mr. Dir’s employment had not terminated plus (ii) if Mr. Dir was participating in a qualified or nonqualified defined benefit plan of the Company at the time of termination, an amount equal to the present value of the additional vested benefits which would have accrued for him under such plan if his employment had not been terminated prior to the end of the current term and if his annual base salary and bonus target had neither increased nor decreased after the termination. In

Form 8-K	Cincinnati Bell Inc.

addition, to the extent that Mr. Dir is deemed to have received an excess parachute payment by reason of a change in control, the Company will pay Mr. Dir an additional sum sufficient to pay (i) any taxes imposed under Section 4999 of the Internal Revenue Code of 1986 plus (ii) any federal, state and local taxes applicable to such additional sum.

Item 9.01 — Financial Statements and Exhibits

(c) Exhibits

10	Employment Agreement effective July 11, 2005 between the Company and Rodney D. Dir

Form 8-K	Cincinnati Bell Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

	By:	/s/ Christopher J. Wilson

Christopher J. Wilson
Vice President and General Counsel
Date: June 30, 2005

Exhibit Index

Exhibit No.	Exhibit
10	Employment Agreement effective July 11, 2005 between the Company and Rodney D. Dir